Exhibit 99.1

Match Group Announces Repurchase of Exchangeable Senior Notes

DALLAS, TX – October 4, 2021 – Match Group (NASDAQ: MTCH) announced today that it has repurchased approximately $414 million aggregate principal amount of 0.875% exchangeable senior notes due 2022 (the “2022 Exchangeable Notes”) for approximately $1.5 billion, including accrued and unpaid interest on the 2022 Exchangeable Notes repurchased, pursuant to privately negotiated agreements with a limited number of current holders of such 2022 Exchangeable Notes (the “Exchangeable Notes Repurchase”). The 2022 Exchangeable Notes were issued by Match Group FinanceCo, Inc. (“FinanceCo”), a wholly owned subsidiary of Match Group.

Match Group funded the Exchangeable Notes Repurchase using (i) the net proceeds from its concurrent registered direct offering of 5,534,098 shares of its common stock at a price of $158.83 per share, (ii) the net proceeds from its and FinanceCo’s concurrent termination of certain note hedges and warrant transactions and (iii) a portion of the net proceeds from the private unregistered offering of $500 million aggregate principal amount of 3.625% senior notes due 2031 by Match Group Holdings II, LLC, an indirect wholly owned subsidiary of Match Group.

Following the Exchangeable Notes Repurchase approximately $104 million aggregate principal amount of 2022 Exchangeable Notes remain outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Match Group

Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of digital technologies designed to help people make meaningful connections. Our global portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, OurTime®, Azar®, Hakuna Live™, and more, each built to increase our users’ likelihood of connecting with others. Through our trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future performance of Match Group, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Match Group’s ability to consummate the transactions described herein. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Match Group are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K. Match Group undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Justine Sacco
Match Group Corporate Communications
MatchGroupPR@match.com
516-554-5666